Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255702

USVC VENTURE CAPITAL ACCESS FUND
Common Shares of Beneficial Interest

Supplement dated June 10, 2026 to the

Prospectus and Statement of Additional Information dated October 29, 2025, as supplemented April 30, 2026

This supplement amends the prospectus and statement of additional information (“SAI”) of USVC Venture Capital Access Fund (the “Fund”). You should read this supplement in conjunction with the prospectus and SAI and retain it for future reference. Capitalized terms and certain other terms used in this supplement, unless otherwise defined in this supplement, have the meanings assigned to them in the prospectus and SAI.

At a meeting of the Board of Trustees of the Fund held on May 21, 2026, the Trustees, including each of the Trustees of the Fund who is not an “interested person” as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, approved a change of the Fund’s principal underwriter/distributor.

Effective on June 5, 2026, North Capital Private Securities Corporation will serve as the only distributor for the Fund. Accordingly, effective immediately, all references in the prospectus and SAI to ALPS Distributors, Inc. as a distributor for the Fund shall be deleted.